EXHIBIT 99.2

American Eagle Outfitters, Inc.
Third Quarter 2007
Conference Call Transcript dated November 27, 2007

Operator

Greetings, ladies and gentlemen, and welcome to the American Eagle Outfitters third quarter earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the presentation. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

 Judy Meehan  - American Eagle Outfitters Inc - VP IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, Susan McGalla, President, Chief Merchandising Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer, AE Brand. If you need a copy of our third quarter press release, it is available on our website, AE.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based on information which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Now, I'll turn the call over to Jim.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Thanks, Judy. Good morning, everyone, and thank you for joining us. Our third quarter was noteworthy on several fronts. We delivered a strong operating margin while continuing to progress on our long term growth plans. I'm very proud of the American Eagle team. We navigated well through a challenging quarter, and proved that our disciplines are in place to drive consistent results.

Importantly, we also identified a number of opportunities for 2008. Now, looking ahead, growth in profit expansion continued to be a major focus and priority for American Eagle Outfitters. We will achieve growth by building our portfolio brands into market leading businesses, maintaining discipline and strategic real estate expansion, as well as creating world class e-commerce for our customers. At the same time, we're committed to delivering continued strong profit performance by applying our extremely high standards of operational excellence across all aspects of our business. The third quarter was an example of this, enabling us to deliver an operating margin of 20.3%, even though sales were below our original plan. Over the past several years, we have built in significant cost improvements, processes, procedures and technologies, which have and will continue to drive leading operating margins.

We are improving every aspect of our business, taking advantage of our scale as we grow, while diligently ensuring that each growth initiative is backed by sound financial planning and a healthy return on investment. Key operational initiatives under way include global sourcing strategy which will support our brands over the long-term, it will enable us to deliver high quality merchandise in the most cost effective and efficient manner. We are implementing new technologies and tools which enhance profitability and improve customer experience. Examples include product allocation tools and a new point of sale system currently rolling out across our chain. These enhancements help us sell more product to more customers through faster checkout, real time inventory visibility and ready access to customer information across the enterprise.

As for growth opportunities, number one is maximizing the potential of the AE Brand. We believe AE Brand growth is at least $1 billion opportunity over the next five years. And we'll get there through continued focus on dominating destination categories as well as strategic new category expansion. aerie is always a powerful growth opportunity for us. By the end of 2007, we will have 39 aerie stand-alones with over 70 openings slated for 2008. The stores are performing well, trending to over $400 in sales per square foot. This is a strong performance for a new brand. Ultimately, we see aerie as a 500 store opportunity and a $1 billion business.

We continue to make forward strides with MARTIN + OSA, along the lines of assortment, styles, fit and fabric. We can expect to see improved results in the spring at which time we will assess the progress and make further refinements. We plan to open an additional 15 stores next year. Also in 2008, M+O will launch a best in class e-commerce website that's been created specifically for this customer. Establishing MARTIN + OSA as a national multi channel brand gives us a strong platform to generate awareness, stimulate trial and build momentum in both the physical stores as well as the web.

Now, the next big idea, Concept 4. I'm confident Concept 4 will be a natural for American Eagle. In 2007 we completed a great deal of research and due diligence. The new concept will leverage AEO's corporate strength and resources, and we will announce the brand details early next year. Turning to AEO Direct, our team is creating the best possible customer experience on AE.com as part of our truly multi-channel organization. AE.com is well over $200 million in annual sales today and contributing high profit margins. Our goal is to reach $500 million by 2010. Over the longer term, we also see meaningful growth from aerie.com and MARTIN + OSA and Concept 4.

 Finally, beyond our U.S. growth, we are evaluating plans to enter the global marketplace, and I will be able to share more information as these plans progress. Now I'll turn the call over to Susan.

Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Thanks, Jim and hi everybody. The third quarter had several highlights that point to the strength of our brands and the success that lies ahead, yet at the same time there were challenges on a number of levels. We have identified the areas of opportunity, made changes where appropriate, and we are moving forward in the right direction. Speaking for myself and other key leaders across the company, we're more confident than ever about this corporation and its ability to deliver strong performance both in the near and the long-term. The AE Brand continues to be our top priority as the engine of this company. The brand continues to inspire loyalty and maintains a strong emotional connection with our 15 to 25-year-old customer.

Now, let me talk about the Q3 highlights. Denim as a destination AE category is a brand defining part of our business. We continue to maintain and grow our market share, by offering customers continuous newness in terms of style, fit, fashion and wash. The latest NPD data shows that that the AE Brand continues to hold the number one denim market share position. In addition, we increased market share from 14% to 18% during back-to-school, compared to last year. As a brand, we are all committed to maniacal focus, inspiration and execution around AE jeans.

Next, I'm happy to talk about the AE men's business. This continues to perform very well due to on-trend collections and powerful key items that the AE guy wants to buy and wear every day. The business is up in the high single-digits overall in Q3, and we continue to gain market share in key destination categories. Shorts were particularly strong in Q3, along with other emerging categories like sport shirts and graphics, which reinforce the importance of wear now during this time period. I'm extremely proud of our men's team and their accomplishments.

Moving on to women's, we continue to be a destination for our girl, however, there's opportunity for us to do better. For example, knits is a large volume destination category that is crucial in driving the business. We simply will not rest until we own this category in women's as we do in denim. Over the past six months, we have hired new talent and reorganized our women's business. We believe we're on track to deliver very strong spring and summer collections. We struck an important balance that hits the right mix of fashion essentials alongside with on-trend key items. Further, we will continue to offer very high quality merchandise at affordable prices. This is how we define our value proposition for customers, which we believe is second to none in our sector.

On the marketing front, we're creating innovative new programs to surprise and delight our customers. 77E, AE's entertainment channel got off to a great start with our first original content series, "It's a Mall World." In addition to the positive feedback from customers, we saw increased traffic to our website. Next week, we launch the second original series from 77E, it's holiday focused and it's completely different from Mall World and it's also a lot of fun. The holiday two assortment currently in stores has a strong emphasis on key items and gift giving. We have introduced a new experience in gift cards. Customers can now select a gift card on which they can record a personal message. We're also offering mobile gift card checkout in 50 of our busiest stores, and AE.com is now offering e-gift cards to create even more flexibility for our customers. E-gift cards can be ordered as late as 4:00 p.m. eastern time on Christmas Day and still reach the recipient before midnight.

Over Thanksgiving weekend, our AE Holiday Wishes promotion generated a lot of excitement and buzz. We gave away over 1 million prizes in our stores and on AE.com. Four new car winners scratched their winning cards right in our store and you can imagine the applause and cheering from customers and associates. AEO direct sales increased 30% in the third quarter over last year. The site redesign that went live in Q3 is demonstrating significant results, making it easier for our customers to find and buy what they want in a way that's extremely relevant to the way they like to shop. We're very proud of the AE.com e-commerce experience. It's a big part of our 360-degree customer focus and we're striving to be the leader in our space. If you go on AE.com today, you'll see that we raised the bar even further with an online gift guide that will allow customers to shop by outfit, price and most wished for items.

And now, moving on to the aerie brand. We continue to gain experience, getting faster, better and stronger with every floor set and every season. We're pleased with the new bra and undie sets that launched in Q3. At the end of October, we also launched aerie fit, our new fitness and workout line. And while it's still very early, the initial customer response to aerie fit is quite positive. Last week, we launched aerie personal care, which includes a complete collection of products for lips, body care and home fragrance. We're excited about the aerie gifting opportunity this year and we will continue to deliver a uniquely feminine, fun and compelling customer experience overall.

Now let's go to MARTIN + OSA. We're making steady progress with the M+O brand, and the team continues to gel. We're encouraged about the potential for M+O, given the significant market opportunity with this 28 to 40-year-old customer, and what we know is significant white space in the mall. Stay tuned for more information on developments in product design and assortment, marketing and e-commerce for M+O in the coming months. And now I would like to turn the call over to Joan.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, Susan. Even though sales came in below our original plan, we delivered a 20.3% operating margin for the third quarter. Key contributors were controlled expenses and disciplined inventory management, along with the technology and processes currently in place. Now, let me that take you through some of the key points of the quarter. Comparable store sales were up 2%, versus a 13% increase for the same period last year. The AE Brand comp performance was driven by an increase in traffic, while maintaining a conversion rate consistent with last year. With a lower average unit retail price, we achieved strong unit sales during the quarter. This enabled us to enter the fourth quarter with a balanced mix of holiday and clearance inventory. In fact, clearance inventory represents a lower percentage of our total inventory, compared to last year.

Turning to gross margin, our rate of 47.4% was a decrease of 210 basis points. Within merchandise margin, we continued to benefit from sourcing initiatives that resulted in lower product and transportation costs. This benefit helped to lessen the impact of increased markdowns. Also, buying occupancy and warehousing costs increased 110 basis points. This was primarily due to rent related to new stores. We are opening 60 new stores during the second half of the year, versus 32 last year.

As it relates to selling, general and administrative expenses, it was a very well-managed quarter. We leveraged 110 basis points. Total dollars grew at a rate of 2%, compared to a 7% growth in sales. Total compensation, professional fees and supplies were lower, as a percent of sales. On a rate basis, advertising increased due to a planned shift in timing of marketing events. As a rate to sales, essentially all other operating expenses were nearly flat to last year. This reflects our response to business performance during the quarter, while at the same time, we invested in new concepts and opened 46 new stores.

We expect SG&A to leverage at a low single-digit comp in the fourth quarter, both the third and expected fourth quarter results reflect the strong and flexible expense management that is central to our business. Now, looking at our tax rate for the third quarter, we used a net operating loss carry-forward from Canadian operations to lower the effective tax rate to 37%. This compares to 38% last year.

Now let's take a look at our balance sheet. Inventory, excluding the direct business, decreased 3% on a per-square-foot basis. This is lower than guidance provided on the second quarter call. It reflects changes to the timing of receipts and some planned reductions. We entered the fourth quarter with a balanced mix of fresh inventory. In looking ahead, we expect fourth quarter inventory at cost-per-foot to be down in the low single-digits.

Moving on, we have repurchased 9.9 million shares year-to-date for a total investment of $265 million. We have approximately 20 million shares available under our current authorization. We expect capital expenditures for the year to total approximately $250 million. Roughly one-half of this amount relates to new and remodeled stores. These stores deliver a strong ROI, with payback periods within 12 and 16 months, respectively. As a result of these capital investments in our stores, we are on track to increase our growth square footage by 10% in fiscal 2007. That number is based on a total of 80 new and 53 remodeled stores. The capital plans for 2008 are expected to be in the range of $250 to $275 million. This supports a minimum of 10% square footage growth through the opening of approximately 135 new and 50 remodeled stores. They are primarily AE and aerie. Our 2008 capital spend includes substantial and critical investments in supply chain, store technology and infrastructure to support AEO Direct and new concept growth.

Regarding November, month to date comparable store sales are slightly positive. We were pleased with our Thanksgiving weekend, which was driven by positive in-store traffic. Keep in mind that it's early in the holiday season. At this time, we're providing fourth quarter earnings guidance of $0.67 to $0.70 per share. This compares to $0.66 per share last year. Now, as we look ahead towards 2008, we have a critical focus on expense and inventory management. On expenses, we expect to deliver greater flexibility and a lower annual leverage point. On inventory, we're tightening our initial investments and very important, we're utilizing our chase and trigger strategy to drive upside opportunities. Our most profitable quarters have been achieved under this operating model.

And lastly, to reiterate Jim's comments, the operating disciplines, cost improvements, new technologies and processes which drove our leading operating margins remain intact and will support future results. Now I would like to turn the call back over to Jim.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Thanks, Joan. While sales were below our plan for the quarter, I'm very proud of the way the American Eagle team managed through this environment. We demonstrated flexibility in response to changing conditions. We're well-positioned for future growth, and we're committed to delivering strong profit performance. And now we'll be happy to take a few of your questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. (OPERATOR INSTRUCTIONS). Our first question comes from Jeff Black with Lehman Brothers. Please state your question.

 Jeff Black  - Lehman Brothers - Analyst

 Yeah, thanks. Good afternoon. Thought that was a very well-managed quarter, as you said. Turning to the IMU, can you tell us how much IMU benefited the third quarter and how much benefit you're getting thus far this year? And really, can you just talk about what you're doing in terms of global sourcing and where we are on the IMU curve? It would seem we could see some more benefits from that in the coming years. Thanks.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, Jeff. It's Joan. Lower product costs really are what drove our IMU improvement up for the quarter and that was really driven by our sourcing strategy, which is around moving to new factories, as well as favorable transportation costs. So we continue to see modest IMU improvement go forward. That's what we will build our operating models around. But we will continue to drive for as much as we can in that area. We feel very good about the supply chain initiatives that Jim spoke about in his prepared remarks and those continue to be in the forefront and will continue to help us through 2008 and support our long-term growth.

 Jeff Black  - Lehman Brothers - Analyst

 Thank you.

Operator

Our next question comes from Todd Slater with Lazard Capital Markets. Please state your question.

 Todd Slater  - Lazard Capital Markets - Analyst

Thanks very much and good morning. Could you talk a little bit more about our international strategy, just in terms of what type of strategy you plan to use, whether it be sort of capital intensive, build it yourself, or more of a capital light joint venture or license type of activity?

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Sure. This is Jim, Todd. Right now, the model we're looking at is to mitigate as much risk as possible. Therefore, we're looking more towards a joint venture with a partner or partners, depending on the destination country. Right at this particular time, we've had a number of conversations with specific people who have a real and genuine interest in partnering with American Eagle. They're very excited about the brand and what it could bring into their marketplaces and we're finalizing actually those conversations as well as the modeling of the financial venture and I'll have more to say probably the early part of next year. But we're moving along in a very concise and positive manner, but also we're dotting I's and crossing the T's. International has a ring to it, we think we can participate in that arena. But I'm also being somewhat cautious.

 Todd Slater  - Lazard Capital Markets - Analyst

 Thank you.

Operator

 Our next question comes from Michelle Clark with Morgan Stanley. Please state your question.

 Michelle Clark  - Morgan Stanley - Analyst

Yes, thank you and good morning, everyone. First question is which merchandise categories in particular are you experiencing above plan levels of markdown? And then the second question, you mentioned being able to leverage SG&A off of a lower comp base in 2008. Can you give us a sense of what you expect the leverage point to be? Thank you.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Michelle, as it relates to merchandise categories that are experiencing above planned markdowns, first of all, the best thing I can tell you is that we are pleased. We're doing a lot of volume in the women's business. We're very pleased with the giftability of a women's assortment and the response we had to that over the Thanksgiving weekend. But we also take care of issues and we'll make sure that we monitor and run the December business along the way that we like to run our business, which is strategically, according to the plan and if we need to move some, a few, of the tops categories a little more aggressively we will do that. But honestly, we have a good game plan for the month of December and we will manage that week to week as is our discipline.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

With respect to the SG&A leverage for 2008, we - as you'll recall in - for 2007, our expense base was structured to leverage at a mid and at some points of the year a high single-digit comp. We expect 2008 to fall below that level and we have deliberate expense initiatives in place to do that, largely around non-merchandise procurement activities, things like supplies, packaging, professional fees, and we're very aggressive about that and that is our strategy in terms of expense management for 2008.

Operator

Thank you. Our next question comes from Linda Tsai with MKM Partners. Please state your question.

 Linda Tsai  - MKM Partners - Analyst

Yes, good morning. I was wondering, could you give an update on your tiered product strategy as it relates to the current holiday selection and maybe what areas you saw strengthen over the weekend, and perhaps where the greatest opportunities lie going forward, and then just one quick follow-up, for the 135 new stores, could you give the breakout between AE and aerie stores?

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Do you want to take the breakout of AE and aerie.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

On the breakout, aerie, we right now plan to open a minimum of 70 stores. The American Eagle brand, approximately 45 to 50 stores, and MARTIN + OSA, as I stated earlier, 15 stores. We'll remodel 50 American Eagle stores in 2008.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Okay. And as it relates to our tiered product strategy, and how that is reflected in our holiday assortments, a couple things. I'll point you to examples. If you take a look at how we're running our fleece business, the AE Brand and being a destination for fleece continues to build and have momentum, and what we were able to do, if you walked into our stores over the holiday weekend, we were entirely regular priced. And what allows us to do that is our pricing from $29.50 and upwards, reflecting value at every single one of those price levels.

And so you can see that in our destination categories is where we reflect a tiered assortment strategy. We don't want to become overassorted as a brand. That's very important. We're very selective where we do it. I'll give you the example in fleece, as you can see what we've done in denim over the last several years. It is very largely successful for us.

Operator

Thank you. Our next question comes from Lauren Levitan with Cowen and Company. Please state your question.

 Lauren Levitan  - Cowen & Co - Analyst

Thank you. Good morning, I was hoping you could give us some update on the impact of MARTIN + OSA on EPS in the third quarter and if you're still expecting the same level of drag on earnings in Q4 and how you're thinking about that for '08. Related to that, at the high end of the guidance you would be below the long-term 15% EPS growth target that you've talked about on an annual basis. I'm curious if investment in MARTIN + OSA and in Concept 4 have any impact on that relative to your planning for '08 and beyond? Thanks very much.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, Lauren. It's Joan. M+O for the quarter, the third quarter, was a $0.05 loss compared to a $0.04 loss last year. For the fourth quarter, we're reiterating guidance on an annual basis of $0.15 to $0.17 loss, which would bring the fourth quarter to $0.05 to $0.07 loss. As we look forward to 2008 for MARTIN + OSA, we expect the loss from MARTIN + OSA to be less than 2007. But given - you know, I encourage you to think about the investments and refinements that both Jim and Susan spoke of in their prepared remarks and we really are excited about that. We're looking forward to seeing those results in the first quarter, at which point we can update you with a little more detail on what the M+O guidance will be in terms of performance for 2008.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Concept 4 for 2008, it will be minimal.

Operator

Thank you. Our next question comes from David Glick with Buckingham Research Group. Please state your question.

 David Glick  - Buckingham Research Group - Analyst

Good morning. Joan, I was wondering if you could give us a little more color on your Q4 guidance, should we expect the same relationship to last year in gross margin and SG&A, kind of a continuation or carry-over of that relationship from Q3 into Q4, is that the best way to think about it?

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, David, for the question. Q4 guidance, it's early in the quarter. That's the first thing that I want to make sure that we put out there and we have a lot of business ahead. With that in mind, the guidance reflects our current trend of the business. As we think about markdowns and SG&A cost, we're giving guidance based on performance for markdowns. Expense is positioned to leverage at a low single-digit comp in the fourth quarter. So I think that's how you should think about it as you look at your own models in the fourth quarter.

Operator

Thank you. Our next question comes from Lorraine Maikis with Merrill Lynch. Please state your question.

 Lorraine Maikis  - Merrill Lynch - Analyst

Good morning. You mentioned a change in the timing of receipt of inventory. Can you elaborate on why and by how much? And then just a quick second question on the SG&A reduction, was the compensation decline store payroll hours or was that a lower bonus accrual? Thank you.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

In terms of SG&A first, lower bonus is clearly a part of the leverage of SG&A. But what we need to focus on here is the fact that expenses grew at 2% versus a 7% increase in sales. And that nearly all other, with the exception of advertising, expenses were nearly flat. That's why we're very pleased with the expense performance for the third quarter. With respect to inventory, our inventory was down 3% on a cost-per-foot basis. Compared to our guidance, a large part of that is the timing of in-transit inventory, which, as you know, is a point-in-time inventory.

We are also very pleased with the unit sell-through of our third quarter product, which really put our third quarter or our clearance inventory in a very strong position and kept our inventory fresh going into the fourth quarter. Those are the critical components that we're looking at, and we're very pleased with how our inventory is positioned and the content of it as we head into that critical month of December.

Operator

Thank you. Our next question comes from Paul Lejuez with Credit Suisse. Please state your question.

 Paul Lejuez  - Credit Suisse - Analyst

Hey, guys, Paul Lejuez.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Hi, Paul.

 Paul Lejuez  - Credit Suisse - Analyst

How you doing? Two questions. One, maybe just give us a little more detail about the substantial and critical investments in the supply chain stores and infrastructure for direct. Did anything go wrong, or have these investments always been expected to need to be made? And second, just to piggy back on Lorraine's question on the bonus accrual, was there a one-time catch-up to that accrual, and what do we expect for the fourth quarter in terms of bonus?

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Well, let me address the expense question. The bonus accrual is based on where we see our guidance for the year at this time, and so there's no one-time catch-up. It's based on a pro rata portion of bonus for this time of the year.

 Paul Lejuez  - Credit Suisse - Analyst

 Has it been mostly down all year?

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Yes, it has been. And then with respect to the CapEx, Jim may want to offer some more color on the supply chain initiative, but clearly as we look forward in our long range plan, our investments to support our new concept growth have been front of mind and clearly nothing has gone wrong in or caused us to elevate because of an issue. So Jim can provide a lot of color in terms of supply chain.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Basically, Paul, this is - what we're realizing today were initiatives that were put in place over three years ago, where we made major investments and we had a conscious decision that in order to continue to be productive and fluid and meet the demands of the specialty apparel business, that we had to make some changes in our methodology as it related to supply chain, transportation and also receipt flow into our distribution centers. I'm pleased to say that we've met our objectives, continue to meet them. We're not finished yet. We're still immersed in this ongoing process of supply chain and also in updating our physical distribution centers and also our AE direct service to our consumer. We want to be considered one of the state-of-the-art businesses and we're moving and investing towards those ends.

Operator

Thank you. Our next question comes from Janet Kloppenburg with JJK Research. Please state your question.

 Jennifer Kloppenburg  - JJK Research - Analyst

Good morning, everyone. Joan, I hate to beat this bonus question again, but just wondering if you would have experienced SG&A deleverage if the bonus outlook had not been reduced. And Jim, if you could just talk a little bit about MARTIN + OSA and maybe point us to some parameters where we could feel more comfortable that the brand's performances were improving. And lastly, on the new concept, did you say that it would be - that its loss would be negligible to earnings next year? Thank you.

 Joan Hilson  - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Janet, with respect to the bonus, clearly our bonus model is that -- we're paid for performance and we had a 2% increase in overall expenses, so when I spoke about the details of the expense, we had a 2% increase in expenses on a 7% increase in sales. What that means is that we had very well-controlled expenses across the board, and we were able to react to the business environment pretty much across every line item. They were virtually flat. So with the exception of marketing, which was a deliberate shift. So our expenses are very well-controlled, and very proud of the teams and how we were able to continue on that discipline.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

We'll get the Concept 4 question out of the way, Janet. The Concept 4 will be minimal effect on earnings in 2008. As it relates to MARTIN + OSA, I want Susan to address some of the specifics in the merchandise categories, but we are, from an operating and also from a productivity improvement at MARTIN + OSA, we are continuing to make strides. I believe that the costs and the build-out of the stores, we have reduced that dramatically in a dollar-per-square-foot basis, without sacrificing any of the aesthetics.

I believe that our expenses are becoming much more in line as it relates to store payroll and also we are adding headcount into our headquarters operation. We think we have a good team there. They are well-positioned, they're gaining experience every day, and they're affecting some major adjustments and some major changes in overall how we do business at MARTIN + OSA, from both an operating and from a merchandise and marketing point of view. Susan, you may want to elaborate a little on some of the product improvements.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Sure. Hey there, Janet. If you come into the store for holiday, I think you'll find that the merchandise is a very nice step forward, particularly in the women's product, where we really have talked about reinforcing femininity, outfitting, and the like, and I think the men's and women's sits much better there today than it did a few months ago. But turning our eyes to the spring and summer collections is where we feel we made a very informed decision as it relates to the repositioning of some of the details of what this brand is all about - 28 to 40 year-old customer, a 34-year-old target which we again feel, and I mentioned in my comments earlier, is a very, very important opportunity, and white space in the mall that exists out there today, and I think that you will find a spring and summer collections have moved along in a much more major way to satisfy, and kind of 100% of what MARTIN + OSA can be. And we're very pleased about that. As Jim said, I couldn't be more proud of how that team has come together and they're really working on bringing this brand to life.

Operator

Thank you. Our next question comes from Jennifer Black with Jennifer Black and Associates. Please state your question.

 Jennifer Black  - Jennifer Black and Associates - Analyst

Good morning. And I have a couple of questions. I wondered if you could talk about what percent of your business is accessories and what kind of opportunity you feel you have going forward. And then you may have already spoken about this, but I wondered when you're going to roll out your portable registers to all stores. And then if we are going to see any changes in raw material costs? Thank you.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

 All right. How are you, Jennifer?

 Jennifer Black  - Jennifer Black and Associates - Analyst

 Great, thank you.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Good, good. Okay. As it relates to the percent of accessories, depending on the time of year, it fluctuates. But it's right around that 15% of the business. As it relates to the opportunity, I think that if you go out and look at our accessories today, we have some highlights and what I consider to be some lowlights. We have a few markdowns in that business. There are some things doing quite well for holiday that you'll see out there at regular price, really generating a lot of giftability and lifestyle extension around the AE Brand, which is what we're really excited about that accessories can do.

As we look forward to next spring and summer, particularly that summer collection, boy, it looks much, much better. It looks very strong. But what I will tell you is we need to continue to work on this assortment because what we have to decide to be a destination category in accessories is what we want to own as a brand. And that's what we're working on. We brought in some new talent that has specific experience in the accessory world in both design and merchandising, which we think is going to be a big help for us as we move forward in an informed way, a much more informed way in this business.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Hi, Jennifer. As it relates to the point of sale roll-out, naturally, this time of the year we'll not roll out any additional terminals, based on - not to disrupt our stores during the holiday season. We will pick back up very aggressively come January of '08, and we will roll out as many stores as we can throughout the 2008 period, with blackout dates for back-to-school and holiday. I would anticipate that at least half of the chain, if not greater than, will have the new point of sale systems installed by the end of 2008.

And we were cautious in 2007 on our roll-out, mainly because this is new technology. This is state-of-the-art. This is web-based. There aren't too many systems out there that fall into that particular type of technology. So we wanted to make sure that as we were embarking on a whole new horizon here, that we move forward very cautiously, but very expeditiously and we feel good now that we're in a good place and we'll be fairly aggressive in rolling them out in the balance of the chain in 2008 and into 2009.

Funny you should ask on raw materials, because raw materials as a category has really been top of mind with us in our overall strategic plan for production and sourcing and we are focusing in, very laser like, on the entire raw materials area. We feel that there is opportunities there for us to continue to be in that arena and gain some cost effectiveness by being in front of some of the raw material issues, as well as Susan's driving for more and different types of fabrication that would be more interesting and hopefully more enticing to our customer.

Operator

Thank you. Our next question comes from John Morris with Wachovia. Please state your question. Mr. Morris, your line is open. Our next question comes from Stephanie Wissink with Piper Jaffray. Please state your question.

 Stephanie Wissink  - Piper Jaffray - Analyst

Hi, good morning. This is Steph for Jeff Klinefelter. Just a couple of questions. Jim, for you, first, if you could talk about the productivity trends in your Canadian stores and if you're seeing any sales shift out of Canada into any U.S. metropolitan markets and then, secondly, what you're learning from MARTIN + OSA in the process, as well as aerie, as you consider the roll-out of Concept 4. Thanks.

 Jim O'Donnell  - American Eagle Outfitters Inc - CEO

Great. Great questions. As far as Canada, Canada has and continues to be very, very productive for us. We actually run a higher dollar-per-square-foot in Canada than we do in the U.S. We're continuing to see that rate of growth in 2007 and we anticipate a very successful 2008. We have really gained in market share in Canada since we introduced the brand there a number of years ago. And we're very excited about our positioning there. We currently have about 75 stores. We're going to be opening up a few aerie stores up there, which we opened our very first one up there about a month ago and it's been very successful. So we see upside in Canada.

As far as the Canadian spend here in the United States, very little. Very little. And it's not like Canadians are flocking to the U.S. to take advantage of the weak dollar versus the Canadian dollar. So I anticipate most of the shopping in Canada will probably be done in Canada. As it relates to MARTIN + OSA and Concept 4, the investments that we're making, we have a very sound definitive operating plan and financial plan for both of these enterprises and MARTIN + OSA is a business that's up and running right now, and it's no longer a concept that's a vision. We know what we have. We know where we want to go. And we're working diligently towards to achieve those ends.

As Susan stated earlier, we feel that spring and summer of 2008 will be a direct indicator as to the directional plan for M+O. Is it going to be the end-all? Is it the final day of M+O in spring and summer? No. No. But we actually feel very strongly that it will be the first indication of where this brand is going to be positioned with this 28 to 40-year-old consumer, and we feel really good about it. We have the benefit of having seen the product and what it looks like and we've talked to enough people, whether they're external focus groups and even some people in our industry and we feel good about it. We don't want to be overly-confident but we're staying the course.

As it relates to Concept 4, Concept 4 is being built to leverage to the maximum against the American Eagle brand. And we feel that we can take advantage of some of the initiatives that we have in place that will support the new Concept 4. But Concept 4 is not going to be some version of the American Eagle. This is going to be unique and we feel it's going to be special, and we're all very, very excited about it and I will be speaking to it very early next year and be giving specifics and additional color and I'm looking forward to doing it.

Operator

Thank you. Our next question comes from John Morris with Wachovia. Please state your question.

 John Morris - Wachovia - Analyst

 Good morning, can you hear me?

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

 We can hear you.

 John Morris - Wachovia - Analyst

This is Eddie for John. Sorry about the mishap earlier. Susan, can you talk about your positioning in knits so far in Q4. I know you mentioned delivering improvements for the spring and summer seasons, but as I recall, I think there was opportunity this year versus last year in sweaters.

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Okay. John. I'm happy to talk about that. We actually had a very nice sweater year last year. We're up against those numbers and I will tell you over the holiday weekend, again, we were very pleased with how the women's sweaters performed in terms of giftability and key item impact as you came into the brand. As it relates to the positioning in knits, I think we're doing fine now. I think there were some areas that have taken a very, very nice step forward. What we're doing in the cami and tank business has been quite strong in Q3 and moving into Q4. We, in a lot of ways, want to own the first layer for our girl and are moving along nicely toward that goal and it's been a nice volume plus. As it relates to the T-shirt side of the business, quite honestly we see a ton of opportunity there as we move into spring and summer, and I think that the way we balance and this will be the AE Brand way of interpreting knits is a balanced assortment. We want to have their favorite key item essentials, that is the T-shirt that they grab for, because they love it the most, it's the softest, and it holds up the best to the test of time, along with great interpretive fashion for the brand and that is what I feel our team has done such a good job with on the spring and summer collections.

John Morris - Wachovia - Analyst

 Okay. Thanks. Good luck for holidays.

 Judy Meehan  - American Eagle Outfitters Inc - VP IR

 We'll take one more question.

Operator

 Thank you. Our final question comes from Christine Chen with Needham & Company. Please state your question.

 Christine Chen  - Needham & Co - Analyst

 Thank you. I am wondering in the malls where you have your aerie stand-alone stores, has that had any impact on your core AE stores?

 Susan McGalla  - American Eagle Outfitters Inc - President, CMO

Okay. Christine, I'll take that. First of all, when we open up an aerie stand-alone, what we do is we have a strategic presentation and assortment adjustment that we do in the core AE Brand. So the core AE Brand stores will still represent aerie, because we certainly like the synergy between American Eagle and aerie. But it is an edited assortment. And I will tell you that just about in every case, when we open a stand-alone brand, the incrementality at aerie is there and the incrementality of both brands together is certainly there. We're very pleased with our strategy and how it's performing.

 Judy Meehan  - American Eagle Outfitters Inc - VP IR

Okay. Great. Well, thank you for listening and participating in the call today. Please remember we'll be announcing November sales next Wednesday, December 5th, and we look forward to talking to you again soon. Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today's teleconference. Thank you all for your participation. All parties may disconnect now.